Exhibit T3A.5

Certificate of Registration
on Change of Name
This is to certify that
EMECO SALES PTY LTD
Australian Company Number 096 198 239
did on the twenty-fourth day of June 2015 change its name to
EHL CORPORATE PTY LTD
Australian Company Number 096 198 239
The company is a proprietary company.
The company is limited by shares.
The company is registered under the Corporations Act 2001 and is taken to be registered in Western Australia and the date of commencement of registration is the fourteenth day of March, 2001.
Issued by the
Australian Securities and Investments Commission
on this twenty-fourth day of June 2015.
Greg Medcraft
Chairman
CERTIFICATE